POWER OF ATTORNEY

I hereby confirm that I have authorized and designated R. Sean Elliott and Ernesto Bautista, III to execute and file on my behalf all SEC Section 16 forms (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission as a result of my position with, or my ownership of or transactions in securities of, CARBO Ceramics Inc. (the "Company"). The authority of such individuals under this Statement shall continue for as long as I am required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to the Company. I hereby acknowledge that such individuals are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


						/s/ Sigmund L. Cornelius
						Sigmund L. Cornelius

Dated: November 17, 2009